Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

N E W S R E L E A S E

NEWS CORPORATION WITHDRAWS PROPOSED OFFER FOR BRITISH SKY BROADCASTING GROUP PLC

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News Corporation ("News Corp") announces that it no longer intends to make an offer for the entire issued and to be issued share capital of British Sky Broadcasting Group PLC ("BSkyB") not already owned by it *.

Chase Carey, Deputy Chairman, President and Chief Operating Officer, News Corporation, commented: "We believed that the proposed acquisition of BSkyB by News Corporation would benefit both companies but it has become clear that it is too difficult to progress in this climate. News Corporation remains a committed long-term shareholder in BSkyB. We are proud of the success it has achieved and our contribution to it."

Enquiries:
News Corporation
Alice Macandrew
Telephone: +44 (0)20 7782 6013

Teri Everett
Telephone: +1 212 852 7070

Investors and analysts
Reed Nolte
Telephone: +1 212 852 7092

Joe Dorrego
Telephone: +1 212 852 7856

Deutsche Bank
Gavin Deane
James Agnew
Telephone: +44 (0)20 7545 8000

J.P. Morgan Cazenove
Harry Hampson
Hugo Baring
Telephone: +44 (0)20 7588 2828

* For the purposes of Rule 2.8 and other relevant provisions of The City Code on Takeovers and Mergers ("City Code"), News Corp reserves the right to announce an offer or possible offer or make or participate in an offer or possible offer for BSkyB and/or take any other action which would otherwise be restricted under Rule 2.8 of the City Code within the next six months in the event that:

(i) there is an announcement other than by News Corp or any subsidiary of News Corp of an offer or possible offer for or a merger or possible merger with BSkyB; or

(ii) BSkyB announces a whitewash proposal for Rule 9 purposes or a reverse takeover not involving News Corp or any subsidiary of News Corp.

In the event that News Corp is permitted pursuant to the City Code to announce an offer or possible offer for BSkyB, News Corp reserves the right to do so at any price and at a price less than 700 pence per BSkyB Share in the event that either: (i) it is recommended by the Board of BSkyB; or (ii) there is an announcement by a third party of an offer or a possible offer for BSkyB at a price lower than 700 pence per BSkyB Share; or (iii) BSkyB declares, makes or pays a dividend which is in excess of its stated dividend policy at the time of this announcement; or (iv) it is so permitted by the City Code.

Any such offer or possible offer by News Corp or any subsidiary of News Corp will be subject to obtaining any required regulatory approval.

A copy of this announcement will be available on News Corp's website at www.newscorp.com.

Deutsche Bank and J.P. Morgan Cazenove are acting as financial advisers to News Corp.

Further information

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the FSA. Details about the extent of Deutsche Bank AG's authorisation and regulation by the FSA are available on request. Deutsche Bank AG, London Branch is acting as financial adviser to News Corp and no one else in connection with the contents of this announcement and will not be responsible to any person other than News Corp for providing the protections afforded to clients of Deutsche Bank AG, London Branch, nor for providing advice in relation to any matters referred to herein.

J.P. Morgan Limited, which conducts its UK investment banking business as J.P. Morgan Cazenove and is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for News Corp and for no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than News Corp for providing the protections afforded to clients of J.P. Morgan Limited nor for providing advice in relation to any matters set out in this announcement.

The distribution of this announcement in jurisdictions other than the United Kingdom and the availability of any offer to shareholders of BSkyB who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or shareholders of BSkyB who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable requirements.